EXHIBIT 2
PROMISSORY NOTE A

Date: August 14, 2005 (the “Issue Date”)	Maturity Date: August 22, 2005 (the “Maturity Date”)
FOR VALUE RECEIVED, 1184760 Alberta Ltd. (the “Borrower”) hereby promises to pay to or to the order of 6287042 Canada Limited (the “Lender”) the sum of U.S.$1,327,345,890, together with interest accrued thereon in the manner provided for herein.
1. Term, Maturity and Payment
          The term of this Note shall commence on the Issue Date and end on the Maturity Date. On the Maturity Date, all amounts outstanding under this Note including principal and interest shall be paid. The Maturity Date may be extended to a later date by written agreement of the Borrower and the Lender and, if so extended, the term “Maturity Date” when used in this Note shall mean such later date.
2. Interest
          Interest on the outstanding principal amount hereunder shall accrue and be calculated daily at the rate of 4% per annum from and including the Issue Date to but excluding the date on which the principal amount is paid; provided that payment must be received not later than 11 a.m. (Toronto time) on a payment date in order for payment to be considered to have been received on that day and any payment received after that time will be considered to have been received on the next business day. For this purpose, “business day” means a day, other than a Saturday or a Sunday, that chartered banks in Toronto, Ontario are generally open for the transaction of business.
3. Prepayments
          The Borrower may prepay this Note, in whole, at any time without bonus by payment in accordance with section 4 below of all of the principal amount then outstanding plus accrued and unpaid interest thereon. If the Borrower wishes to prepay this Note, it shall give notice to the Lender of its intention to do so and, within two business days, the Lender shall provide the Borrower with the wire transfer instructions referred to in section 4 below.
4. Payments
          Payment of principal and interest hereunder shall be made by the Borrower on the same date by wire transfer of immediately available funds in accordance with the instructions provided by the Lender at least two business days prior to the Maturity Date.
5. Security
          Payments on account of the principal of and interest on the principal amount under this Note shall be secured for the benefit of the Lender pursuant to the terms of the pledge agreement dated the date hereof made by the Borrower, as pledgor, in favour of the Lender, as pledgee (the “Pledge Agreement”). The holder of this Note is entitled to the benefits of the Pledge Agreement and the security referred to therein. The Lender may enforce the agreements of the Borrower contained therein and exercise the remedies provided for thereby or otherwise available in respect thereof, all in accordance with the terms thereof.
6. Events of Default
          Upon the occurrence of any one or more of the following events (each being an “Event of Default”):
(a)	if the Borrower fails to pay when due any principal or interest payable under this Note other than as a result of the failure of the Lender to provide it with wire transfer instructions within the time frame contemplated by this agreement;

(b)	if the Borrower passes a resolution or institutes proceedings for its winding-up, liquidation, or dissolution or consents to the filing of any petition with respect thereto or files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief for the benefit of its creditors under any law applicable to it or consents to the filing of any such petition or to the appointment of a receiver, receiver-manager, manager, liquidator or trustee or similar officer of itself or all or any material part of its property or makes an assignment for the benefit of creditors or is unable, or admits in writing its inability, to pay its debts as they become due or otherwise acknowledges its insolvency or is deemed for the purposes of any law applicable to it to be insolvent or voluntarily suspends transaction of its usual business or any action is taken by the Borrower in furtherance of any of the aforesaid purposes;

(c)	if any application or proposal is made with respect to the Borrower under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or any legislation seeking reorganization, readjustment, arrangement, composition or similar relief for the Borrower under any other law applicable to it, or a proceeding is instituted for the winding up, liquidation or dissolution of the Borrower or seeking an order adjudging the Borrower insolvent or the appointment of any receiver, receiver-manager, manager, liquidator or trustee of the Borrower or over all or a material part of its property or a petition in bankruptcy is presented against the Borrower under a bankruptcy or similar statute; or

(d)	if the Borrower breaches any material covenant or agreement made in this Note or in the share purchase agreement made as of the date hereof between the Borrower, the Lender and others (the “SPA”) or in any other agreement delivered pursuant to the SPA;
then, and in each and every such case, the Lender may declare the principal amount hereunder and interest accrued thereon immediately due and payable, whereupon the outstanding principal amount of this Note and any accrued and unpaid interest shall be and become immediately due and payable, unless such Event of Default shall have been waived by the Lender or unless such Event of Default shall have been cured to the satisfaction of the Lender.
7. Enurement; Assignment; Notices
          This Note shall be binding on the successors of the Borrower and the Lender and shall enure to the benefit of the successors and permitted assigns of the Lender. This Note may not be assigned by the Lender without the prior written consent of the Borrower except to a direct or indirect wholly-owned subsidiary of Brascan Corporation. Each of the Borrower and the Lender may give notices to the other at the addresses and in the manner contemplated by the SPA.
8. Amendments
          This Note may not be amended or modified, except pursuant to the written agreement of the Borrower and the Lender or, in each case, their successors and permitted assigns.
9. Severability
          Wherever possible, each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.
10. Headings
          The division of this Note into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Note.
11. Interest Act
          For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in such calendar year on which interest is stated herein to be computed. The rates of interest under this Note are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Note.
12. Governing Law
     (a) This Note shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

     (b) Any suit, action or proceeding against, arising out of or relating to this Note may be brought in a competent court of the Province of Ontario, and each of the Borrower and the Lender, by its acceptance of this Note, irrevocably and unconditionally attorns and submits to the non-exclusive jurisdiction of such courts over the subject matter of any such suit, action or proceeding. Each of the Borrower and the Lender, by its acceptance of this Note, irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such suit, action or proceeding in any such court including any objection that the place where such court is located is an inconvenient forum or that there is any other suit, action or proceeding in any other place relating in whole or in part to the same subject matter.
     IN WITNESS WHEREOF the Borrower has duly executed this Note this 14th day of August, 2005.

1184760 ALBERTA LTD.
by	/s/ Benny Steven Levene
	Name:	Benny Steven Levene
	Title:	Director